HIGHER RATES. 24/7 ACCESS. NO ADDITIONAL FEES. Looking for better returns than you can get in a savings or money market account? LEARN MORE How to earn higher rates with Right Notes Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated December 19, 2018 Registration No. 333-228897

Investing in GM Financial Right Notes® can earn you more than many other savings options. And since Right Notes support General Motors and GM Financial, you could say they’re another investment in your business. With Ally’s recent announcement that it intends to terminate its Demand Notes program as of February 26, 2021, now is a good time to take a look at what GM Financial Right Notes have to offer. MAXIMIZE YOUR EARNING POTENTIAL With Right Notes, your money earns 1.50% interest and you can access your funds any time. How to earn higher rates with Right Notes

See how easy it is to enroll online so you can start earning today. LEARN MORE 1Notice of Ally Closure: https://www.sec.gov/ix?doc=/Archives/edgar/data/40729/000004072920000039/ally-20201116.htm *Source: FDIC. Rates as of December 7, 2020, for deposits less than $100,000. Some accounts referenced in this statement may be FDIC-insured. PLEASE DO NOT REPLY TO THIS MESSAGE. Contact Us | Privacy Policy | Unsubscribe Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485. Hours of Operation Monday - Friday 8 a.m. - 7 p.m. (ET) GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102 Right Notes are unsecured debt obligations of General Motors Financial Company, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation General Motors Financial Company, Inc. ("GM Financial") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485. View our Online Privacy Policy. View our California Privacy Policy. ©2020 General Motors Financial Company, Inc. GM Financial and the GM logo are trademarks of General Motors LLC, used with permission. Connecticut Sales Finance Company Unique Identifier #2108 How to earn higher rates with Right Notes